Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--August 5, 2009--XenoPort, Inc. (Nasdaq:XNPT) announced today financial results for the second quarter and six months ended June 30, 2009. Revenues for the second quarter were $1.8 million, compared to $11.5 million for the same period in 2008. Net loss for the second quarter was $20.9 million, compared to a net loss of $12.4 million for the same period in 2008. At June 30, 2009, XenoPort had cash, cash equivalents and short-term investments of $123.5 million.

XenoPort Business Updates

Since the start of the second quarter, XenoPort has:

  Completed a one-year, open-label, safety study (XP055) in which 573 restless legs syndrome (RLS) patients received XP13512 (gabapentin enacarbil). Of those patients, 386 subjects completed the study. The target dose in the study was 1200 mg once daily; subjects were allowed to decrease to 600 mg or increase to 1800 mg based on tolerability and efficacy. Eleven percent of subjects withdrew due to adverse events. Somnolence (19.7%) and dizziness (11.5%) were the most frequently reported treatment-emergent adverse events. There was one serious adverse event (mental status change) that was deemed to be possibly treatment related.
  Announced that Astellas Pharma Inc. plans to file a new drug application (NDA) in Japan for XP13512 as a potential treatment for moderate-to-severe primary RLS in the second half of its 2009 fiscal year, which ends on March 31, 2010.
  Exercised the option contained in the Development and Commercialization Agreement with GlaxoSmithKline (GSK) to co-promote and share profits and losses from the potential future sales of XP13512 in the United States.
  Announced results from a Phase 2 clinical trial of XP13512 conducted by GSK for neuropathic pain associated with diabetic peripheral neuropathy (DPN) in adults. XP13512 did not demonstrate a statistically significant improvement on the primary endpoint when compared to placebo. The pregabalin active control arm also did not differentiate from placebo on this same endpoint. The failure of the study to demonstrate a statistically significant benefit may have been a consequence of the unexpectedly high placebo response rate observed in the study. The two most frequently reported treatment-emergent adverse events for XP13512 were dizziness and somnolence.
  Reported positive preliminary results from a Phase 2 clinical trial of arbaclofen placarbil (AP), also known as XP19986, for the treatment of patients with spasticity due to spinal cord injury. Doses of 20 and 30 mg of AP, given twice daily, demonstrated statistically significant improvements compared to placebo for the primary endpoint of the study. Urinary tract infection (10.8% AP; 8.6% placebo) was the most frequently reported treatment-related adverse event while on any AP dose, and events were generally mild to moderate in intensity.
  Presented at the Digestive Disease Week 2009 annual meeting additional data from a Phase 2 clinical trial of AP that demonstrated significantly reduced symptoms in gastroesophageal reflux disease (GERD) patients who previously experienced at least a partial response to proton pump inhibitor therapy.
  Completed enrollment in a Phase 2 exploratory safety and tolerability study of AP in patients with acute back spasms of neuromuscular origin.
  Completed a randomized, double-blind, placebo- and active-controlled cardiovascular safety trial of AP in 188 healthy subjects that evaluated cardiac repolarization after repeated doses of up to 180 mg per day (90 mg BID). AP showed no statistically significant or clinically meaningful QTc prolongation. Assay sensitivity was established by demonstrating that moxifloxacin (400 mg) prolonged the QTc interval.
  Initiated a Phase 2 clinical trial of XP21279 in patients with Parkinson’s disease to evaluate the pharmacokinetics, safety and tolerability of XP21279 compared to Sinemet in this patient population.
  Completed an underwritten public offering, raising approximately $51.1 million after deducting underwriting discounts and commissions and other estimated offering expenses.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “During the second quarter, we continued to make solid progress in our development programs. We are particularly pleased with the advancement of our AP development program and look forward to the results of the acute back spasms trial and to initiating a Phase 2b trial in GERD patients later this year. We also expect to report top-line data later this year from GSK’s Phase 2 trials of XP13512 in post-herpetic neuralgia patients and Phase 3b polysomnography trial in RLS patients.”

Dr. Barrett concluded, “We are also pleased with Astellas’ actions to accelerate the development of XP13512 for RLS in Japan, one of the world’s largest pharmaceutical markets. Finally, we expect feedback in November from the FDA on the RLS NDA filing made by GSK. We are hopeful that our and our partner’s efforts will result in the availability of the first approved non-dopaminergic therapy for RLS.”

XenoPort Second Quarter and Six-Month Financial Results

As a result of XenoPort’s election of the co-promotion option under its Development and Commercialization Agreement with GSK, this agreement now falls within the scope of the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) 07-1, “Accounting for Collaborative Arrangements.” As such, XenoPort’s revenue from the GSK collaboration agreement has been reclassified within the statements of operations for all periods presented. The statements of operations now include the line item “Net revenue from unconsolidated joint operating activities,” which includes all revenue resulting from its GSK collaboration agreement. Revenues that resulted from XenoPort’s collaboration agreements with Astellas and Xanodyne Pharmaceuticals, Inc. continue to be presented within the “Collaboration revenue” line item. This new presentation has no impact on net loss or net loss per share for any period presented.

Collaboration revenues were $0.4 million and $3.8 million for the three and six months ended June 30, 2009, compared to $1.4 million and $6.3 million for the same periods in 2008. The decrease in collaboration revenue for both periods compared to the same periods in 2008 was the result of decreases in revenue recognized under the Xanodyne agreement, partially offset in the six-month period by an increase in revenue recognized under the Astellas agreement related to the FDA’s acceptance for review of the U.S. NDA for XP13512.

Net revenue from unconsolidated joint operating activities was $1.5 million for the second quarter of 2009, compared to $10.2 million for the same period in 2008. The decrease in net revenue from unconsolidated joint operating activities in the three months ended June 30, 2009 compared to the same period in 2008 was the result of a decrease in revenue recognized from up-front license and milestone payments under the GSK agreement and the recognition of XenoPort’s share of pre-launch operating losses of XP13512 as a result of XenoPort’s election of the co-promotion option.

Net revenue from unconsolidated joint operating activities was $24.4 million for the six months ended June 30, 2009, compared to $20.3 million for the same period in 2008. The increase in net revenue from unconsolidated joint operating activities in the six months ended June 30, 2009 compared to the same period in 2008 was the result of an increase in revenue recognized from up-front license and milestone payments under the GSK agreement, partially offset by the recognition of XenoPort’s share of pre-launch operating losses of XP13512 as a result of XenoPort’s election of the co-promotion option.

Research and development expenses for the second quarter of 2009 were $15.3 million, compared to $18.6 million for the same period in 2008. The decrease in research and development expenses in the three months ended June 30, 2009 compared to the same period in 2008 was principally due to decreased net costs for clinical development programs, partially offset by increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation.

Research and development expenses for the six months ended June 30, 2009 were $37.0 million, compared to $37.2 million for the same period in 2008. The modest decrease in research and development expenses in the six months ended June 30, 2009 compared to the same period in 2008 was principally due to decreased net costs for XP13512 and certain other development programs, largely offset by increased net costs for clinical development of AP and XP21279 and increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation.

Selling, general and administrative expenses were $7.8 million for the second quarter of 2009, compared to $6.4 million for the same period in 2008. Selling, general and administrative expenses were $15.5 million for the six months ended June 30, 2009, compared to $11.9 million for the same period in 2008. The increase in selling, general and administrative expenses in the second quarter and six months ended June 30, 2009 compared to the same periods in 2008 was primarily due to increased personnel and related costs resulting from an increase in headcount and increased non-cash stock-based compensation.

Net loss for the second quarter of 2009 was $20.9 million, compared to a net loss of $12.4 million for the same period in 2008. Net loss for the six months ended June 30, 2009 was $23.6 million, compared to a net loss of $19.7 million for the same period in 2008. Basic and diluted net loss per share was $0.76 in the second quarter of 2009 versus basic and diluted net loss per share of $0.49 for the same period in the prior year. For the six-month period ended June 30, 2009, basic and diluted net loss per share was $0.86 versus basic and diluted net loss per share of $0.79 for the same period in 2008.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 13770917.

The replay of the conference call will be available for one week and may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 13770917.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate, XP13512, in collaboration with Astellas and GSK. The FDA is currently reviewing GSK’s NDA for XP13512 as a potential treatment for moderate-to-severe primary RLS in the United States. XenoPort’s product candidates are also being studied for the potential treatment of GERD, migraine headaches, neuropathic pain, spasticity related to spinal cord injury, acute back spasms and Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and its partners’ future clinical development and commercialization of XP13512 and the timing thereof; XenoPort’s future clinical development programs for AP and XP21279 and the timing thereof; the release of additional clinical trial data and the timing thereof; the therapeutic and commercial potential of XenoPort’s product candidates; the suitability of XP13512 as a treatment for RLS and neuropathic pain; the suitability of AP as a treatment for GERD, spasticity and acute back spasms; the suitability of XP21279 as a treatment for Parkinson’s disease; U.S. and Japanese regulatory processes and the timing thereof; and the sharing of profits and losses from the potential future sales of XP13512. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “hopeful,” “look forward,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results and timing of clinical trials; XenoPort’s or its partner’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; risks related to the uncertainty of the FDA approval process, the Japanese NDA filing process and other regulatory requirements; XenoPort’s dependence on its current collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s prospectus supplement filed with the Securities and Exchange Commission under Rule 424(b)(5) on July 8, 2009. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
	(In thousands)
Current assets:
Cash and cash equivalents	$11,527	$66,050
Short-term investments	112,008	86,733
Other current assets	4,371	2,920
Total current assets	127,906	155,703
Property and equipment, net	11,637	11,470
Long-term assets and other	1,946	1,924
Total assets	$141,489	$169,097
Current liabilities:
Current liabilities	$14,297	$26,868
Total current liabilities	14,297	26,868
Deferred revenue	18,056	19,172
Other noncurrent liabilities	471	1,083
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital and other	370,853	360,550
Accumulated deficit	(262,215)	(238,603)
Total stockholders’ equity	108,665	121,974
Total liabilities and stockholders’ equity	$141,489	$169,097

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
Revenues:
Collaboration revenue	$379	$1,379	$3,758	$6,258
Net revenue from unconsolidated joint operating activities	1,452	10,158	24,350	20,260
Total revenues	1,831	11,537	28,108	26,518
Operating expenses:
Research and development*	15,250	18,601	37,017	37,160
Selling, general and administrative*	7,834	6,380	15,541	11,948
Total operating expenses	23,084	24,981	52,558	49,108
Income (loss) from operations	(21,253)	(13,444)	(24,450)	(22,590)
Interest income	351	1,111	854	3,025
Interest and other expenses	(12)	(66)	(16)	(136)
Net income (loss)	$(20,914)	$(12,399)	$(23,612)	$(19,701)
Basic and diluted net loss per share	$(0.76)	$(0.49)	$(0.86)	$(0.79)
Shares used to compute basic and diluted net loss per share	27,351	25,135	27,321	25,095

* Includes employee non-cash stock-based compensation as follows:

Research and development	$2,488	$1,849	$5,133	$3,553
Selling, general and administrative	2,082	1,690	4,118	3,017
Total stock-based compensation expense	$4,570	$3,539	$9,251	$6,570

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com